Exhibit 99.2

Tianyin Pharmaceutical, Inc.
Second Quarter Fiscal Year 2011 Earnings Results
February 15, 2011

Operator:
Good morning, ladies and gentleman, and thank you for standing by.  Welcome to the Tianyin Pharmaceutical Inc. Second Quarter Earnings Conference Call.  At this time, all participants are in listen-only mode, and following the presentation, instructions will be given for the question and answer session.  Should anyone require assistance on the call today, please press the star, followed by the zero.  And at this time, I would now like to turn the conference over to Dr. James Tong, who’s Chief Financial Officer and Chief Business Development Officer.  Please go ahead.

Dr. James Tong:
Thank you, operator.  Good morning, good evening, ladies and gentlemen.  Welcome to Tianyin Pharmaceutical’s (TPI) Second Quarter Fiscal Year 2011 Earnings Conference Call.  I am James Jiayuan Tong, Chief Financial Officer and Chief Business and Development Officer of TPI, along with Dr. Guoqing Jiang, Chief Executive Officer and Chairman of the Company; and Simon Min Ren, Director of Investor Relations; and Meinian Yuan, Assistant to CFO.

During this conference call, we’ll be reviewing the second quarter of fiscal year 2011 financial highlights followed by the question and answer period.  Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Any statements set forth in this presentation that are not historical facts or forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only for this date and TPI is under no obligation to revise or update these forward-looking statements.

Now, I would like to invite Dr. Jiang to speak to the audience.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	Second quarter fiscal year 2011 ending December 31, 2010, financial highlight: Revenue increased 69.6% year-over-year to $25.3 million, from $14.9 million in second quarter fiscal year 2010.

Operating income increased 69% year-over-year to $5.3 million from $3.2 million in second quarter of fiscal year 2010 with the operating margins at 21%, respectively.  Net income was $4.4 million, up 69.2% year-over-year from $2.6 million in second quarter fiscal year 2010 with net margins improved to 17.4% from 17.2% in second quarter fiscal year 2010.

Earnings per share of $0.16 per basic share or $0.14 per diluted share, up from $0.10 per basic share or $0.08 per diluted share a year earlier, a gain of 52.5% and 70.9%, respectively.  Cash and cash equivalents total $31.2 million on December 31, 2010 or $1.11 per basic share in cash.

Sichuan Jiangchuan Macrolide Facility construction is completed.

Sales for the quarter ended December 31, 2010 was $25.3 million, up 69.6% as compared to $14.9 million for the quarter ended December 31, 2009.  The Channel expansion and market penetration continued to be the major drivers for the revenue growth.  Our current hospital coverage reached 880 hospitals, up from 850 hospitals from the beginning of fiscal year 2011.

Revenues from the top-selling products are listed as follows: Ginkgo Mihuan, $5.4 million; Apu Shuangxin, $1.8 million; Azithromycin Tablet, $1.0 million; Xuelian Chongcao, $1.1 million; Qingrejiedu, $0.8 million.  These products total $10.1 million in sales, representing 40% of the quarterly revenue.

Cost of sales for the quarter ended December 31, 2010 were $14 million or 55.3% of the sales as compared to $7.2 million or 48.3% of sales in the quarter ended December 31, 2009.

Gross margins for the quarter ended December 31, 2010, was 44.7%, compared to 51.9% for the quarter ended December 31, 2009.  The gross margins were attributable to the addition of the revenues from Tianyin Medicine Trading (TMT), the distribution arm of TPI, in the current year.  TMT related gross margins averaged approximately 15%, while in this quarter, our organic portfolio delivered approximately 55%, an increase of 3% over the 52% gross margin recognized for the quarter ended December 31, 2009.

Operating expenses for the quarter ended December 31, 2010, were $6 million compared with $4.6 million a year earlier.  The increase was due to the continuing sales expansion-related sales payroll and marketing expenses and the remaining $0.5 million financial cost from the previous restricted stock compensation.

Net Income was $4.4 million for the quarter ended December 31, 2010, as compared to net income of $2.6 million for the quarter ended December 31, 2009, a net increase of $1.8 million or 69.2% year-over-year.  Net profit margin rose to 17.4% from 17.2% from the quarter ended December 31, 2009, as the leverage in the TPI’s business operation further drives the revenue while keeping operating expense in-line with the sales expansion.

Diluted earnings per share for the three months ended December 31, 2010 were $0.14, up 70.9% from the earnings of $0.08 per diluted share for the three months ended December 31, 2009, based on 30.5 million shares and 30.4 million shares, respectively.

Balance sheet.  As of December 31, 2010, we had working capital of $35.7 million, including cash and cash equivalents, $31.2 million or $1.11 per share in cash.  Net cash generated from operating activities for the six months ended was $10.8 million compared with $4.9 million for the six months ended December 31, 2009.  The significant increase in cash generated from the operating activity was mainly driven by the 69.7% increase of operating income year-over-year and net margin improved to 17.4% from 17.2%.  We believe that TPI is adequately funded to meet all the working capital and capital expenditure needs for fiscal year 2011.

Business Development Outlook.  Jiangchuan Macrolide Project (JCM).  By the end of the second quarter, we have completed construction of Phase I, 240-ton capacity JCM for the development, manufacturing and sales of macrolide antibiotic API.  We anticipate meaningful macrolide API revenue contribution from JCM in the current fiscal year ending June 30, 2011.

Tianyin Medicine Trading Distribution Business (TMT).  In November 2010, we obtained one-year distribution rights from Jiangsu Lianshui Pharmaceutical to distribute approximately 15 Lianshui-branded generic injection products including cough suppressants, antibiotics, anti-inflammatory medicines and products for other healthcare indications.  The estimated annual distribution revenue from TMT is approximately $15 million.

Research and Development.  Currently, we have 10 pipeline drugs pending SFDA’s approval that include: Huangtengsu Tablet, Lifei Tablet, Fuyang Granule, Shuxiong Tablet, Suxiao Zhixie Capsule, Shuanghuang Xiaoyan Tablet, Huoxiang Zhengqi Capsule, Jiegu Xujing Ointment, Runing Tablet, Dengzhan Huasu Tablet.

Fiscal Year 2011 Financial Guidance.  We reiterate our fiscal year 2011 revenue guidance of $113 million, representing 76.8% year-over-year growth and net income guidance of $18 million, representing 50% year-over-year growth.  In our forecast, we assume steady pricing for our product.  Net income forecast excludes any non-cash expense associated with the stock compensation plans or stock option expenses.

The ongoing healthcare reform in China provides opportunities for our growth as well as challenges to our pipeline development, market expansion and margin improvements.  The management will continue to evaluate TPI’s business outlook and communicate with any changes on a quarterly basis or when appropriate.

Here is the conclusion for the financial highlights. Operator, could you please open the question and answer period?

Operator:
Sure.  Ladies and gentlemen, at this time we will begin the question and answer session.  If you do have a question today, please press the star, followed by the one on your push-button telephone.  You may also decline from the polling process at any time by pressing the star, followed by the two.  As a reminder, if you are using speakerphones, you will need to lift the handset first before making your selection.  Once again, if you do have a question, please press the star, followed by the one at this time.

And our first question does come from the line of Adam Waldo with Lismore Partners. Please go ahead.

Adam Waldo:
Yes.  Hello, all.  Thank you for having the call.  My question concerns future uses of surplus cash.  Obviously, you’ve––actually the fiscal second quarter was a little over $1 a share in surplus cash.  The business is obviously cash flowing nicely now and given the remaining capital expenditure path for the––and I apologize, I can’t pronounce the Macrolide Facility.  But can you talk a little bit about what we might expect in the future as it relates to uses of surplus cash, particularly for share repurchases under the existing plan and perhaps a return to a dividend policy?

Dr. James Tong:
Thanks, Adam.  This is James Tong.  Yes, we have $31 million on the books.  And we have spent about $8 million on our Jiangchuan Pharmaceutical, which is the API macrolide business.  So we can acronym as JCM, probably easier for you to pronounce.

Yes, JCM.  So, JCM spent about $8 million.  We expect that for another $5 million to $7 million to finish up.  So if you look at the balance sheet, there is a $5 million payable and we believe that the GNP certification, the new GNP guidelines just issued by Chinese government probably will require about under $1 million further investment.  So that will be some of the cap ex from our $31 million and the rest of it, certainly, there’s a chance that we can expend it to Phase II, which will be––the total capacity will be 500 ton, and that’s one way to use cash to expand the capacity and create further values.  Yes, we are certainly considering that.  If the timing of any possible acquisitions or expansion of the capacity is not necessarily right, we will reinitiate, reinstate the dividend, of course.

Adam Waldo:	And your thoughts on share repurchases, Dr. Tong, given that the shares offer a high teens, below 20s internal rate of return without any future growth just by buying back the stock at this price?

Dr. James Tong:
Yes, exactly.  So we have bought back stock.  We bought back close to 100,000 shares during 2009.  And the liquidity has actually improved, but more often the liquidity was just about 40,000 shares a day.  So technically it is a bit difficult for us to further buy back the stocks. We will be buying back stocks if the market continue to undervalue it.

Adam Waldo:	Thank you very much.

Dr. James Tong:	Thank you, Adam.

Operator:	And our next question comes from the line of Martin McClelland with Mainstream Investment Advisers.

Martin McClelland:	Hey, James. It’s been a while. Nice quarter.

Dr. James Tong:	Thank you.

Martin McClelland:
Just a question on your auditor and I know this question hits a lot of U.S.-based smaller Chinese companies.  But can you tell us a little bit more about your auditor and maybe give us some things that could comfort us about the auditor, and do you have any plans to change the auditor?

Dr. James Tong:
Sure.  Thanks for the question.  Yes, our auditor, Patrizio & Zhao, have been with us more than three years.  They’re very experienced in China market.  Their website has just been updated and then there are some brochures, which I think there is an online version, which I can send to you.  They currently cover about eight Chinese companies. Our account manager actually is a former Deloitte accountant.  So, we’ve been working with them very closely and they have a team in China as well about eight people.  So, they have China office, they have U.S. office, they travel to China frequently, almost every quarter, so they know the China business even though they’re certainly not a Big Four.

And we have been interviewing some of the auditors including the Big Four or Big Six, but at this moment, if there is any material development, we will certainly disclose to the public and the investment community.

Martin McClelland:	Thanks for that. If I could just get in one more. You talked about serving 880 hospitals now. How many could that go to in the next few years? How big is the runway that you have in front of you?

Dr. James Tong:
There are thousands of hospitals in China.  So, 880 is a small portion of it.  And then, these 880 are selling some of our products instead of 56 products, so there is quite a depth and width we can explore.  So by the numbers and by the volume of the ordering how many drugs to how many kinds of drugs by the volume.  There’s a lot of growth just at the 880 and there will be further growth beyond the 880.

Martin McClelland:	Thank you. Once again, good quarter.

Dr. James Tong:	Thank you, Martin.

Operator:	And our next question does come from the line of Angel Liu from Pope Asset Management.

Angel Liu:	Hey, James, congratulations on a good quarter.

Dr. James Tong:	Hi, Angel. Thank you.

Angel Liu:	My question is on the JCM. What will be the main product you’re producing, Azithromycin or?

Dr. James Tong:	Yes, the main product now is Azithromycin raw material.

Angel Liu:
Okay.  And my question is that I saw the demand on this raw material actually was pretty good, and the prices have been going up.  And I find there are some industrial numbers showing, the 2010’s total production is about 1,400 tons.  So if you have your 250-ton capacity production, you actually have a pretty nice market share.

Dr. James Tong:	Yes.

Angel Liu:	So what I wonder is how will––for TPI, are you competing with other big Azithromycin producers?

Dr. James Tong:	Okay. So I think it’s a good question and I think Dr. Jiang is the right person to answer that. Let me translate it for him.

Angel Liu:	Okay.

Dr. James Tong:	[Chinese spoken]

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:
Yes, let me translate.  So first of all, the Azithromycin API market currently is not saturated.  So there is a discrepancy between the demand, which is a huge demand for Azithromycin.  It’s reflected by the pricing increase, literally doubling for the past two years.  And the gap is far bigger than the 250 tons we can put in.  And we have the technical advantages. JCM is a joint venture with Mingxin Pharmaceutical and they hold the licenses and also some of the inventions --- intellectual properties, which ensure a higher standard for Azithromycin production, i.e. superior yield and purity.

And also that we have recently been discussing with Tianjin Pharmaceuticals Distribution Export Company regarding the possibilities to export to India, Pakistan of our macrolide intermediates or Azithromycin raw material.  So first of all, for the gap, the 250 tons would be a nice niche for us to get into the market.  Second of all, the expansion of our manufacturing facility will exceed some of our competitors’ pace.  As Dr. Jiang mentioned, there are some competitors, their expansion might only be available until 2012, two years from now. Thanks.

Angel Liu:	Okay. Well, James, I think that they say the price was higher than RMB 1,300. If that’s the case, it means your 240-ton will contribute like $47 million US revenue. Is that correct?

Dr. James Tong:
Yes.  So the export price, it will be higher.  You’re right.  It’s about $280 to $300 per kilogram.  And the domestic price is lower, about $200 per kilogram.  So if there is a good influx of export revenue, the 240 tons could deliver a higher revenue number.

Angel Liu:	And what’s the gross margin for this one, if the price stay high?

Dr. James Tong:	The gross margin will be around 30%.

Angel Liu:	Okay. Okay, thank you. Sure, that’s all.

Operator:	And our next question does come from the line of Saul Rosenthal. He’s a private investor. Please go ahead.

Saul Rosenthal:
First, I’d like to congratulate you on your excellent quarter.  Secondly, I’d like to ask what your stock-based compensation was for the quarter.  You gave the stock-based compensation for six months.  I’d just like to know what it was for the quarter.

Dr. James Tong:	Okay, sure. Thanks, Saul. So the stock-based compensation for the six months is $1.76 million. And the first quarter is 1.2, and the just-ended quarter was $493,000. The total is $1.76 million.

Saul Rosenthal:
Okay.  And then, I’d like to ask you––I think I’ve asked you this before, but I would appreciate if you––and I’m sure other people would appreciate, if you would give your stock-based compensation each quarter because a lot of people add that––ignore that expense.  And also, most companies give adjusted or non-GAAP earnings taking into account the non-cash items such as stock-based compensation.  And it would probably be very helpful for people if you would do that.  I think TPI used to do it, actually, before you became the CFO, but then you’ve stopped doing it recently.

Dr. James Tong:	You mean the non-cash option and restricted stock compensation expenses?

Saul Rosenthal:
Well, some companies have repricing of warrants and stuff like that, which is non-cash changes, but under GAAP you have to report it, so they report if there are non-GAAP earnings per share and they also ignore the––as if they didn’t have the stock-based compensation.  In other words, they give both.  They give the GAAP earnings, then they give the non-GAAP earnings.

Dr. James Tong:
We believe the GAAP earning is sufficient and then is comparable with previous earnings results.  We can certainly give GAAP at––I think previously there are options and then there are a lot of stock compensation expenses.  I think 2009, due to the stock volatility.  But some of the numbers were recorded and so now the stock price is fairly stable. At this moment, that we only have non-cash expenses other than the restricted stock compensation, we have about 500,000 shares of options exercised at various price.  That was included, and also it’s GAAP accounting.  We can exclude that, but that will make our net income all higher.  So we think that GAAP clearly and fairly evaluates our performance with those charges included.  I can certainly help you to back calculate and then you will see the pro-forma number of the net income.

Saul Rosenthal:	Yes, if you would at least give the stock-based compensation each quarter that would be very helpful.

Dr. James Tong:	Okay, of course, yes. Thank you. I will do that.

Saul Rosenthal:	Thank you.

Dr. James Tong:	I will do that.

Operator:
Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  Again as a reminder, if you are on speakerphone, you will need to lift the handset first before making your selection.

And our next question is a follow-up question from the line of Angel Liu with Pope Asset Management. Please go ahead.

Angel Liu:
Hey, James, I just want to follow up on the selling and general administration expenses.  It seems this quarter is relatively low in terms of percentage.  I wonder when the JCM start running, will this number go up or your Company has like a percentage guidance for the SG&A?

Dr. James Tong:	You mean the SG&A?

Angel Liu:	Yes.

Dr. James Tong:
Yes.  If you look at the last quarter, SG&A includes the $1.26917 million stock compensation cost.  And this quarter is lower because it has only $0.493 million.  So that might be the reason why it’s lower, so you showed a good leverage there.

As for the percentages, in your model, you may put in 24%, maybe 22 to 24% of the revenue for SG&A should be appropriate.

Angel Liu:	Okay, thank you.

Dr. James Tong:	Thanks.

Operator:	And our next question is a follow-up question from the line of Martin McClelland with Mainstream Investment Advisers.

Martin McClelland:
Hey, James.  Is there anything that you can say beyond fiscal ‘11 about growth in either the traditional pharmaceutical business or the distribution, the TMT business?  I mean, have you given any guidance beyond ’11 for growth of either of those businesses?

Dr. James Tong:	We so far haven’t given our fiscal year 2012 guidance. But I think that Dr. Jiang will certainly be good to talk about it. Let me translate it. [Chinese spoken].

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	Through the ongoing healthcare reform, it is a very dynamic environment in healthcare of China.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	In the agricultural area, which is vast area in China, since this year that there is a policy inclination to use Essential Drug List drugs (EDL).

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	For the top-tier hospitals like AAA or AA hospitals, which are in major cities like Beijing, Shanghai or other major capitals, their policies are not changed.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	Currently, in these top-tier hospitals contribute about 33% of our revenue and the agricultural area contribute about 60% to our revenue.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	The generic non-EDL product in these agricultural areas will probably be affected going forward based on this policy.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	Currently, we have seven products, which are listed in Essential Drug List within the 56 product portfolio, takes up a little bit over 15%.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:
So we believe that for the second quarter you saw an uptick of our revenue particularly in the 56 organic portfolio, is because ahead of healthcare reform policies there was an increase of ordering and purchasing activities, while for the third quarter and fourth quarter, we will need to monitor whether it could repeat itself or change.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:
Following this healthcare reform, our Azithromycin raw material business is seeing a favorable future outlook.  We are making the raw materials for these policy inclined EDL product.  And we are having a new production capacity, 240 tons coming online.  Therefore we will be focusing on our new JCM project.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	Due to the top-tier hospitals’ sales mode and sales patterns are stabilized and mature, so we will be expanding our exposure to the AAA and AA hospitals, the top-tier hospital.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	The third, that our TMT has distributed more and more EDL-type of drugs, which we believe, will be doing fairly well under this current ongoing healthcare reform policies.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	This dynamically evolving environment and the adaptation to this dynamic healthcare atmosphere, will take a period of time to be adjusted to.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	So we believe that there could be some sales adjustment for the third quarter.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:
We believe that within six months, the fourth quarter will be the ending of the transitional period, that the overall growth and the portfolio with the JCM plus our distribution arm, TMT, will actually carry the growth of the Company.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:
Yes.  So for the Essential Drug List bidding process, tendering process, we will be updating for our investors as it––because at the moment, the policy have not completely rolled out, so we’ll be updating for our investor as it goes along.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:	We believe that––what we can see now is the TMT distribution revenue will actually benefit from this very dynamic moment.

Dr. Guoqing Jiang:	[Chinese spoken]

Dr. James Tong:
For the 2012, we will probably give guidance in the next quarter.  For the next two quarters, we would like to tell our investors that we’re doing our best and we will be updating any potential policy changes going forward and any particular effect on our sales.

Martin McClelland:	Yes, that’s good. Thank you.

Operator:	And our next question does come from the line of Boyd Hinds with Equinox Capital.

Boyd Hinds:	Hi, thanks for taking the question. James, very nice quarter. Congratulations.

Dr. James Tong:	Thanks.

Boyd Hinds:	The first question is how much of your $31 million is held in banks that are offshore?

Dr. James Tong:	About half.

Boyd Hinds:	Half of it. Okay, so approximately 15 to 16 million U.S.?

Dr. James Tong:	Yes.

Boyd Hinds:	Okay, so that gives you some flexibility if you decide you want to buy back stock or issue dividends.

Dr. James Tong:	Yes.

Boyd Hinds:
Okay.  The second question is that based on your guidance for the rest of this fiscal year, if I could sort of quickly summarize it, it looks like very strong revenue growth, but most of it’s going to be lower margin, so that’s going to drive down pretax margin as well.

My question is about, you know, going forward with JCM and TMT as you’ve just mentioned, that’s going to be carrying the future growth of the Company.  Can you just talk a little bit about the cash generation cycle that those particular products will be going through?  Will your DSOs be declining?  Will you see better cash flow even though you’re generating lower margin on those sales?

Dr. James Tong:
So for JCM, the cash flow will actually improve.  If you look at accounts receivable for JCM, these are raw material in China that the raw material, especially pharmaceutical raw material, usually there’s no accounts receivable.  There are even the pre-payments.  So DSOs supposedly, potentially would be zero.

And for TMT that you will see inventory increase even in the last quarter for the TMT.  And the cash turnover will be similarly or even better than our current 47 days.  So I think that we don’t expect that any delay of the payment or any deterioration or actually we expect improvement of our cash cycle.

Boyd Hinds:	Okay, great. Thanks very much, James.

Dr. James Tong:	Thank you.

Operator:	And at this time, there are no further questions so I’d like to turn it back for any closing comments.

Dr. James Tong:
Thanks for investors, analysts, to attend the second quarter fiscal year 2011 conference call.  Our JCM facility has just been completed and we have––let me send our cordial invitation to our investors and analysts and our shareholders to visit Tianyin headquarters to meet with management.

And we will be attending Rodman Conference in Shanghai, March 6 in Shanghai, and then the ROTH Conference in Orange County, Dana Point on March 13 until the 16th.

And we will be holding our annual meeting in NYSE, New York Stock Exchange Meeting room, on March 21, that’s 3/21.  And we look forward to meet our shareholders in the West Coast as well as on the East Coast.

Thanks again for attending our conference call.

Operator:
Thank you.  Ladies and gentlemen, this does conclude the Tianyin Pharmaceuticals Inc. Second Quarter Earnings Conference Call.  We do thank you for your participation on today’s call.  You may now disconnect your lines at this time.